MUELLER WATER PRODUCTS REPORTS 2026 FIRST QUARTER RESULTS

Increased Net Sales 4.6% to $318.2 Million
Reported Net Income per Diluted Share of $0.27
Achieved Adjusted Net Income per Diluted Share of $0.29
Raises Annual Guidance for Fiscal 2026 Net Sales and Adjusted EBITDA

ATLANTA, February 4, 2026 - Mueller Water Products, Inc. (NYSE: MWA), a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America, announced financial results for its fiscal 2026 first quarter ended December 31, 2025.
In the first quarter of 2026, the Company:
•Increased net sales 4.6% to $318.2 million as compared with $304.3 million in the prior year quarter
•Reported operating income of $56.7 million as compared with $47.4 million in the prior year quarter, and increased adjusted operating income 14.5% to $60.0 million as compared with $52.4 million in the prior year quarter
•Reported operating margin of 17.8% as compared with 15.6% in the prior year quarter, and expanded adjusted operating margin to 18.9% as compared with 17.2% in the prior year quarter
•Reported net income of $43.2 million as compared with $35.3 million in the prior year quarter, with net income margin of 13.6% as compared with 11.6% in the prior year quarter, and increased adjusted net income 16.8% to $45.8 million as compared with $39.2 million in the prior year quarter
•Reported net income per diluted share of $0.27 as compared with $0.22 in the prior year quarter, and increased adjusted net income per diluted share 16.0% to $0.29 as compared with $0.25 in the prior year quarter
•Increased adjusted EBITDA 13.5% to $72.1 million as compared with $63.5 million in the prior year quarter, and expanded adjusted EBITDA margin to 22.7% as compared with 20.9% in the prior year quarter
•Reported net cash provided by operating activities for the three-month period of $61.2 million as compared with $54.1 million in the prior year period
•Generated free cash flow for the three-month period of $44.0 million as compared with $42.2 million in the prior year period
•Repurchased $5.5 million of common stock during the first quarter

“We are pleased with the great start to our fiscal year, with solid net sales growth and year-over-year adjusted EBITDA margin expansion. Our continued focus on delivering outstanding customer service and operational excellence, along with resilient end-market demand, led to first-quarter records for net sales, adjusted EBITDA and adjusted EBITDA margin,” said Martie Edmunds Zakas, Chief Executive Officer of Mueller Water Products.
“We are raising our fiscal 2026 guidance based on our first quarter performance, current expectations for end market demand, orders and price realization, including the expected benefits from our recently announced price actions across most product lines. With our continued commitment to superior customer service and operational excellence, we are well-positioned to capture the benefits from the investments needed to address the aging North American water infrastructure. I remain grateful for our dedicated employees, who serve our stakeholders with tireless energy and passion,” added Ms. Zakas.
“We are on track to deliver another year of gross and adjusted EBITDA margin expansion supported by our operational and commercial initiatives. I am pleased with our team’s strong execution and focus on delivering value to our customers, while also enhancing efficiencies in our operations and supply chain. We expect that our ongoing investments in our commercial and operational capabilities, together with strategic capital expenditures, will enable us to increase capacity, achieve sustained margin expansion and deliver long-term value creation,” said Paul McAndrew, President and Chief Operating Officer.
Consolidated Results
Net sales for the first quarter increased $13.9 million, or 4.6%, to $318.2 million as compared with $304.3 million in the prior year quarter, primarily due to higher pricing across most product lines, partially offset by slightly lower volumes.
Gross profit for the first quarter increased $16.8 million, or 16.3%, to $119.8 million as compared with $103.0 million in the prior year quarter. Gross margin of 37.6% increased 380 basis points as compared with 33.8% in the prior year, primarily due to higher pricing, manufacturing efficiencies, and $3.3 million in inventory and other asset write-downs in the prior year quarter, partially offset by increased tariffs and inflationary pressures.
Selling, general and administrative expenses for the first quarter increased $5.9 million, or 10.9%, to $59.8 million as compared with $53.9 million in the prior year quarter. This increase was primarily due to higher personnel costs, inflationary pressures and unfavorable foreign currency.
Operating income for the first quarter increased $9.3 million, or 19.6%, to $56.7 million as compared with $47.4 million in the prior year quarter. This increase was primarily driven by higher pricing, manufacturing efficiencies and inventory and other asset write-downs in the prior year quarter, partially offset by increased tariffs, inflationary pressures, higher SG&A expenses and strategic reorganization and other charges. Operating margin for the first quarter expanded to 17.8% as compared with 15.6% in the prior year quarter.
During the quarter, the Company incurred $3.3 million of strategic reorganization and other charges, primarily related to severance and expenses associated with our leadership transition, which have been excluded from adjusted results.
Adjusted operating income increased $7.6 million, or 14.5%, to $60.0 million as compared with $52.4 million in the prior year quarter. This increase was primarily driven by higher pricing and manufacturing efficiencies, partially offset by increased tariffs, inflationary pressures and higher SG&A expenses. Adjusted operating margin expanded 170 basis points to 18.9% as compared with 17.2% with the prior year quarter.
Net income increased $7.9 million, or 22.4%, to $43.2 million as compared with $35.3 million in the prior year quarter. Net income margin expanded to 13.6% as compared with 11.6% in the prior year quarter. Adjusted net income increased $6.6 million, or 16.8%, to $45.8 million as compared with $39.2 million in the prior year quarter.
Adjusted EBITDA of $72.1 million increased $8.6 million, or 13.5%, as compared with $63.5 million in the prior year quarter. Adjusted EBITDA margin expanded 180 basis points to 22.7% as compared with 20.9% in the prior year quarter.
Segment Results
Water Flow Solutions
Net sales for the 2026 first quarter decreased $1.6 million, or 0.9%, to $173.0 million as compared with $174.6 million in the prior year quarter, primarily due to lower volumes of service brass products, partially offset by higher pricing across most product lines and increased volumes of specialty valves.
Operating income and adjusted operating income were both $49.4 million for the first quarter. Adjusted operating income increased $10.8 million, or 28.0%, compared with the prior year quarter. Benefits from manufacturing efficiencies and higher pricing more than offset increased tariffs, inflationary pressures, lower volumes and higher SG&A expenses. Operating and adjusted operating margin were both 28.6% as compared with 20.2% and 22.1% for the prior year quarter operating and adjusted operating margins, respectively.
Adjusted EBITDA of $56.5 million increased $11.8 million, or 26.4%, as compared with $44.7 million in the prior year quarter. Adjusted EBITDA margin expanded 710 basis points to 32.7% as compared with 25.6% in the prior year quarter.
Water Management Solutions
Net sales for the 2026 first quarter increased $15.5 million, or 12.0%, to $145.2 million as compared with $129.7 million in the prior year quarter, primarily due to higher pricing across most product lines and increased volumes of hydrants, partially offset by lower volumes of natural gas distribution and repair products.
Operating income and adjusted operating income were both $24.5 million for the first quarter. Adjusted operating income decreased $3.1 million, or 11.2%, compared with the prior year quarter. Benefits from higher pricing and volume growth were more than offset by increased tariffs, manufacturing inefficiencies, higher SG&A expenses, inflationary pressures and unfavorable foreign currency. Operating margin and adjusted operating margin were both 16.9%, as compared with 21.0% and 21.3% for the prior year quarter operating and adjusted operating margins, respectively.
Adjusted EBITDA of $29.5 million decreased $3.1 million, or 9.5%, as compared with $32.6 million in the prior year quarter. Adjusted EBITDA margin was 20.3% as compared with 25.1% in the prior year quarter.

Interest Expense, Net
Interest expense, net, for the 2026 first quarter decreased to $1.0 million as compared with $1.6 million in the prior year quarter, primarily as a result of higher interest income.
Income Taxes
For the 2026 first quarter, income tax expense was $12.5 million, or 22.4% of income before tax, as compared with $10.5 million in the prior year quarter, or 22.9% of income before tax.
Cash Flow and Balance Sheet
Net cash provided by operating activities for the three-month period ended December 31, 2025, increased $7.1 million to $61.2 million as compared with $54.1 million in the prior year period. The increase was primarily driven by higher net income and non-cash adjustments compared with the prior year period, partially offset by changes in working capital and other assets and liabilities.
During the quarter, the Company invested $17.2 million in capital expenditures as compared with $11.9 million in the prior year period, primarily driven by investments in our iron foundries.
Free cash flow (defined as net cash provided by operating activities less capital expenditures) through the quarter increased $1.8 million to $44.0 million as compared with $42.2 million in the prior year period, due to the increase in net cash provided by operating activities, partially offset by higher capital expenditures.
As of December 31, 2025, the Company had $452.3 million of total debt outstanding and $459.6 million of cash and cash equivalents. We did not have any borrowings under our ABL Agreement at the end of the quarter, nor did we borrow any amounts under our ABL during the quarter. There are no maturities on the Company’s debt financings until June 2029, and our 4.0% Senior Notes have no financial maintenance covenants. At the end of the quarter, the Company had $623.3 million of total liquidity, including $163.7 million in availability under the ABL.
Fiscal 2026 Outlook
The Company is increasing its guidance for fiscal 2026 consolidated net sales to between $1,470 million and $1,490 million, or an increase of 2.8% to 4.2% compared with the prior year. The Company is increasing its expectations for fiscal 2026 adjusted EBITDA to between $355 million and $360 million, or an increase of 8.8% to 10.4% compared with the prior year. The Company is maintaining its expectations for free cash flow as a percentage of adjusted net income to exceed 85% in fiscal 2026.
The Company’s expectations for certain additional financial metrics for fiscal 2026 are as follows:
•Total SG&A expenses between $243 million and $247 million
•Net interest expense between $5 million and $6 million
•Effective income tax rate between 25% and 27%
•Depreciation and amortization between $47 million and $49 million
•Capital expenditures between $60 million and $65 million

•Pension expense other than service of approximately $0.1 million
Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place on Thursday, February 5, 2026, at 11:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-814-6745. An archive of the webcast will also be available for at least 90 days on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States (“GAAP”), the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
Adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures that the Company presents as performance measures because management uses these measures to evaluate the Company’s underlying performance on a consistent basis across periods and to make decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release, which has been posted online at www.muellerwaterproducts.com. The Company does not reconcile forward-looking non-GAAP measures to the comparable GAAP measures, as permitted by Regulation S-K, as certain items, e.g., expenses related to corporate development activities, transactions, pension expenses/(benefits), corporate restructuring and non-cash asset impairment, may have not yet occurred, are out of the Company’s control or cannot be reasonably predicted without unreasonable efforts. Additionally, such reconciliation would imply a degree of precision and certainty regarding relevant items that may be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company's financial performance.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements that address activities, events or developments that the Company intends, expects, plans, projects, believes or anticipates will or may occur in the future are forward-looking statements, including, without limitation, statements regarding outlooks, projections, forecasts, expectations, commitments, trend descriptions and the ability to capitalize on trends, value creation, long-term strategies and the execution or acceleration thereof, operational improvements, inventory positions, the benefits of capital investments, financial or operating performance, including driving increased margins, operational and commercial initiatives, capital allocation and growth strategy plans, and the demand for the Company’s products. Forward-looking statements are based on certain assumptions and assessments made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments.
Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including, without limitation, changing regulatory, trade and tariff conditions, including the impact of the Section 232 tariffs on the products produced by our Krausz business; logistical challenges and supply chain disruptions, geopolitical conditions, public health crises, or other events; inventory and in-stock positions of our distributors and end customers; an inability to realize the anticipated benefits from our operational initiatives, including our large capital investments, plant closures, and reorganization and related strategic realignment activities; an inability to attract or retain a skilled and diverse workforce, increased competition related to the workforce and labor markets; an inability to protect the Company’s information systems against service interruption, risks resulting from possible future cybersecurity incidents, misappropriation of data or breaches of security; failure to comply with personal data protection and privacy laws; cyclical and changing demand in core markets such as municipal spending, residential construction and natural gas distribution; government monetary or fiscal policies; the impact of adverse weather conditions; the impact of manufacturing and product performance; the impact of wage, commodity and materials price inflation; foreign exchange rate fluctuations; the impact of higher interest rates; the impact of warranty charges and claims, and related accommodations; the strength of our brands and reputation; an inability to successfully resolve significant legal proceedings or government investigations; compliance with environmental, trade and anti-corruption laws and regulations; climate change and legal or regulatory responses thereto; the failure to integrate and/or realize any of the anticipated benefits of acquisitions or divestitures; an inability to achieve our goals and commitments in environmental and sustainability programs; and other factors that are described in the section entitled “RISK FACTORS” in Item 1A. of the Company’s most recent Annual Report on Form 10-K and later filings on Form 10-Q, as applicable.
Forward-looking statements do not guarantee future performance and are only as of the date they are made. The Company undertakes no duty to update its forward-looking statements except as required by law. Undue reliance should not be placed on any forward-looking statements. You are advised to review any further disclosures the Company makes on related subjects in subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the United States Securities and Exchange Commission.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. is a leading manufacturer and marketer of products and solutions used in the transmission, distribution and measurement of water in North America. Our broad portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Jenny Barabas
470-806-5771
jbarabas@muellerwp.com

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	September 30,
	2025	2025
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$459.6	$431.5
Receivables, net of allowance for credit losses of $3.3 million and $3.6 million	137.1	211.9
Inventories, net	376.7	328.7
Other current assets	55.5	56.8
Total current assets	1,028.9	1,028.9
Property, plant and equipment, net	341.7	335.7
Intangible assets, net	307.0	307.3
Goodwill, net	92.1	89.2
Other noncurrent assets	77.1	77.8
Total assets	$1,846.8	$1,838.9

Liabilities and stockholders’ equity:
Current portion of long-term debt	$1.4	$1.2
Accounts payable	127.5	134.4
Other current liabilities	127.1	154.7
Total current liabilities	256.0	290.3
Long-term debt	450.9	450.4
Deferred income taxes	57.6	51.0
Other noncurrent liabilities	64.1	65.5
Total liabilities	828.6	857.2

Commitments and contingencies

Preferred stock: par value $0.01 per share; 60,000,000 shares authorized;	—	—
none outstanding at December 31, 2025, and September 30, 2025
Common stock: par value $0.01 per share; 600,000,000 shares authorized;	1.6	1.6
156,360,152 and 156,331,004 shares outstanding at
December 31, 2025, and September 30, 2025, respectively
Additional paid-in capital	1,143.1	1,158.9
Accumulated deficit	(131.0)	(174.2)
Accumulated other comprehensive income (loss)	4.5	(4.6)
Total stockholders' equity	1,018.2	981.7
Total liabilities and stockholders' equity	$1,846.8	$1,838.9

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended
	December 31,
	2025	2024
	(in millions, except per share amounts)
Net sales	$318.2	$304.3
Cost of sales (1)	198.4	201.3
Gross profit	119.8	103.0
Operating expenses:
Selling, general and administrative	59.8	53.9
Strategic reorganization and other charges (2)	3.3	1.7
Total operating expenses	63.1	55.6
Operating income	56.7	47.4
Interest expense, net	1.0	1.6
Income before income taxes	55.7	45.8
Income tax expense	12.5	10.5
Net income	$43.2	$35.3

Net income per basic share	$0.28	$0.23
Net income per diluted share	$0.27	$0.22

Weighted average shares outstanding:
Basic	156.3	156.3
Diluted	157.3	157.5

Dividends declared per share	$0.070	$0.067

(1) For the three-month period ended December 31, 2024, Cost of sales included $3.3 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois, as we transitioned operations to the new foundry.

(2) For the three-month period ended December 31, 2025, Strategic reorganization and other charges primarily relate to severance and expenses associated with our leadership transition. For the three-month period ended December 31, 2024, Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition and severance.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended
	December 31,
	2025	2024
	(in millions)
Operating activities:
Net income	$43.2	$35.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10.3	9.3
Amortization	1.8	1.8
Gain on sale of assets	(0.1)	—
Stock-based compensation	3.5	2.5
Pension cost	0.1	0.2
Deferred income taxes	6.2	(0.6)
Inventory reserve provision	2.8	4.0
Other, net	0.4	0.3
Changes in assets and liabilities:
Receivables, net	75.1	62.9
Inventories	(49.6)	(20.8)
Other assets	3.7	(1.3)
Accounts payable	(7.3)	(10.8)
Other current liabilities	(27.1)	(26.2)
Other noncurrent liabilities	(1.8)	(2.5)
Net cash provided by operating activities	61.2	54.1
Investing activities:
Capital expenditures	(17.2)	(11.9)
Proceeds from sale of assets	0.1	—
Net cash used in investing activities	(17.1)	(11.9)
Financing activities:
Dividends paid	(10.9)	(10.5)
Common stock repurchased under buyback program	(5.5)	—
Employee taxes related to stock-based compensation	(3.6)	(4.0)
Common stock issued	0.7	1.6
Principal payments for finance lease obligations	(0.3)	(0.2)
Net cash used in financing activities	(19.6)	(13.1)
Effect of currency exchange rate changes on cash	3.6	(0.8)
Net change in cash and cash equivalents	28.1	28.3
Cash and cash equivalents at beginning of period	431.5	309.9
Cash and cash equivalents at end of period	$459.6	$338.2

	Three months ended
	December 31,
	2025	2024
	(in millions)
Supplemental cash flow information:
Cash paid for interest, net	$5.3	$5.8
Cash paid for income taxes, net	$0.1	$0.4

Non-cash investing and financing activities:
Property, plant and equipment accrued and unpaid	$7.9	$—
Property, plant and equipment acquired through finance leases	$0.8	$—

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended December 31, 2025
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$173.0	$145.2	$—	$318.2

Gross profit	$70.8	$49.0	$—	$119.8
Selling, general and administrative expenses	21.4	24.5	13.9	59.8
Strategic reorganization and other charges (1)	—	—	3.3	3.3
Operating income (loss)	$49.4	$24.5	$(17.2)	$56.7

Operating margin	28.6%	16.9%		17.8%

Capital expenditures	$6.4	$10.8	$—	$17.2

Net income				$43.2
Net income margin				13.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$43.2
Strategic reorganization and other charges (1)				3.3
Income tax expense of adjusting items (2)				(0.7)
Adjusted net income				$45.8

Weighted average diluted shares outstanding				157.3

Net income per diluted share				$0.27
Strategic reorganization and other charges per diluted share (1)				0.02
Income tax expense of adjusting items per diluted share (2)				—
Adjusted net income per diluted share				$0.29

Net income				$43.2
Income tax expense (3)				12.5
Interest expense, net (3)				1.0
Operating income (loss)	$49.4	$24.5	$(17.2)	56.7
Strategic reorganization and other charges (1)	—	—	3.3	3.3
Adjusted operating income (loss)	49.4	24.5	(13.9)	60.0
Depreciation and amortization	7.1	5.0	—	12.1
Adjusted EBITDA	$56.5	$29.5	$(13.9)	$72.1

Adjusted operating margin	28.6%	16.9%		18.9%
Adjusted EBITDA margin	32.7%	20.3%		22.7%

Adjusted EBITDA	$56.5	$29.5	$(13.9)	$72.1
Three prior quarters' adjusted EBITDA	192.0	116.7	(46.0)	262.7
Trailing twelve months' adjusted EBITDA	$248.5	$146.2	$(59.9)	$334.8

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$61.2
Less capital expenditures				17.2
Free cash flow				$44.0

(1) Strategic reorganization and other charges primarily relate to severance and expenses associated with our leadership transition.
(2) The income tax expense of adjusting items reflects an effective tax rate of 22.4%, and may be subject to rounding.
(3) The Company does not allocate interest or income taxes to its segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES
SEGMENT RESULTS AND RECONCILIATION OF NON-GAAP TO GAAP PERFORMANCE MEASURES
(UNAUDITED)

	Three months ended December 31, 2024
	Water Flow Solutions	Water Management Solutions	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$174.6	$129.7	$—	$304.3

Gross profit (1)	$55.1	$47.9	$—	$103.0
Selling, general and administrative expenses	19.8	20.3	13.8	53.9
Strategic reorganization and other charges (2)	—	0.3	1.4	1.7
Operating income (loss)	$35.3	$27.3	$(15.2)	$47.4

Operating margin	20.2%	21.0%		15.6%

Capital expenditures	$5.7	$6.2	$—	$11.9

Net income				$35.3
Net income margin				11.6%

Reconciliation of non-GAAP to GAAP performance measures:
Net income				$35.3
Strategic reorganization and other charges (2)				1.7
Inventory and other asset restructuring write-down				3.3
Income tax expense of adjusting items (3)				(1.1)
Adjusted net income				$39.2

Weighted average diluted shares outstanding				157.5

Net income per diluted share				$0.22
Strategic reorganization and other charges per diluted share (2)				0.01
Inventory and other asset restructuring write-down per diluted share				0.02
Income tax expense of adjusting items per diluted share (3)				—
Adjusted net income per diluted share				$0.25

Net income				$35.3
Income tax expense (4)				10.5
Interest expense, net (4)				1.6
Operating income (loss)	$35.3	$27.3	$(15.2)	47.4
Strategic reorganization and other charges (2)	—	0.3	1.4	1.7
Inventory and other asset restructuring write-down	3.3	—	—	3.3
Adjusted operating income (loss)	38.6	27.6	(13.8)	52.4
Depreciation and amortization	6.1	5.0	—	11.1
Adjusted EBITDA	$44.7	$32.6	$(13.8)	$63.5

Adjusted operating margin	22.1%	21.3%		17.2%
Adjusted EBITDA margin	25.6%	25.1%		20.9%

Adjusted EBITDA	$44.7	$32.6	$(13.8)	$63.5
Three prior quarters' adjusted EBITDA	181.0	106.4	(47.5)	239.9
Trailing twelve months' adjusted EBITDA	$225.7	$139.0	$(61.3)	$303.4

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$54.1
Less capital expenditures				11.9
Free cash flow				$42.2

(1) Gross profit includes $3.3 million in Inventory and other asset write-downs associated with the closure of our legacy brass foundry in Decatur, Illinois.
(2) Strategic reorganization and other charges primarily relate to expenses associated with our leadership transition and severance.
(3) The income tax expense of adjusting items reflects an effective tax rate of 22.9%, and may be subject to rounding.
(4) The Company does not allocate interest or income taxes to its segments.